UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 31, 2018

Indigenous Roots Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-55873	20-524338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2220 Horizon Drive East, Kelowna, BC	V1Z 3L4
(Address of principal executive offices)	(Zip Code)

  Registrant’s telephone number, including area code   (778) 476-8302

 N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 3, 2018, we received a resignation letter dated March 31, 2018 from Robert Kay resigning his positions as President and as a Director of our company.  Mr. Kay's resignation per his letter was not the result of any disagreement with the company.

On April 4, 2018, Michael Matvieshen, CEO and Director was appointed President and Co-Chairman.

On April 4, 2018, Mr. Robert Louie, Mr. Ronald Cannon, Mr. Donald Schultz Mr. Darryl Deadmarsh were appointed Directors of the company. In addition, Mr. Robert Louie was appointed Chairman.

Robert Louie, LL.B, OC, Hon. Dr. LL.B is the former Chief (24 years) of the Westbank First Nation (which is a Self Governing Nation), and has served on numerous Boards, Companies and Special Appointments with Government and private industry for over 30 years. He has extensive experience in real estate development and has focused primarily on working with First Nations on land and governance matters throughout Canada.

Mr. Louie is the Chairman of the First Nation Lands Advisory Board (28 years) and has been instrumental in getting First Nations into incremental self- governance. Robert is also the Chairman/Director of Peace Hills Trust, which is the largest aboriginal financial institution in Canada. Robert is the Indigenous advisor representing First Nations in Canada on the World Indigenous Business Forum and networks with other World leaders promoting Indigenous economic development and world trade.

Mr. Cannon was elected as Member of Parliament of Canada from 2006-15. He is only 1 of 3 Member of Parliament not in cabinet to serve on the Treasury Board Sub-Committee on Government Administration and as such he became entitled to the title "Honorable" as a life time member of the Queen’s Privy Council for Canada.

Mr. Cannan served a total of 9 years on Kelowna City Council. During this time, he also served as a Director for the Central Okanagan Regional District/Hospital District Board, 5 years on the executive of the Okanagan Mainline Municipal Association executive (including two years as President) plus two years as Director on the Union of BC Municipalities Executive.

Mr. Donald Schultz has been a consultant on the application and operational team for various licensed ACMPR’s. He was the founder and President as well as Senior Responsible person in charge for WeGrow, a Licensed ACMRP Cannabis producer in Creston BC.

Donald has also been through all facets of licensing and inspection for the previous MMPR cannabis production and has a complete understanding of the cannabis licensing process and an in depth understanding of Health Canada production requirements. Donald is the CEO of Greenline Academy located in Kelowna B.C. which provides in depth training of employees in all aspects of Cannabis licensing, production and sales.

Donald is a graduate of the University of Colorado’s Medical Marijuana Business Management program, and a Master Cultivator and Medicine Extractor. He started Greenline Academy to educate people in the medical marijuana industry across Canada, which has led to a highly successful on-line education system. He has been consulting in commercial and medical licensing, cannabis education and is familiar with all aspects of the Cannabis industry.

Mr Darryl Deadmarsh is a licensed pharmacist with the British Columbia College of Pharmacists and is a member of the British Columbia Pharmacy Association. He has over 20years experience in all aspects of the retail pharmacy industry and currently owns a pharmacy business in Kelowna, British Columbia.

On March 31, 2018, Robert Kay resigned as President and as a director of our company.  Mr. Kay's resignation per his letter was not the result of any disagreement with the company regarding operations, policies, practices or otherwise.

2

There are no related party transactions involving Mr. Louie, Mr. Cannon, Mr. Schultz or Mr. Deadmarsh that would require disclosure pursuant to S-K Item 404(a). There are no arrangements or understandings between Mr. Louie, Mr. Cannon, Mr. Schultz or Mr. Deadmarsh and any other persons pursuant to which he was selected as a director of the Company.

There are no family relationships among our directors or executive officers.

Item 7.01	Regulation FD Disclosure

On April 5, 2018, our company disseminated a news release announcing the change of directors and officers.

Item 9.01	Financial Statements and Exhibits

99.1	News Release dated April 5, 2018

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Michael Matvieshen
Michael Matvieshen
Director

Date: April 5, 2018

4